Exhibit 99.1

[LOGO]

JLM INDUSTRIES, INC.
8675 Hidden River Parkway
Tampa, FL 33637
(NASDAQ NMS: JLMI)

FOR FURTHER INFORMATION, CONTACT:

Michael Molina

Chief Financial Officer

(813) 632-3300

FOR IMMEDIATE RELEASE

JLM INDUSTRIES, INC. SIGNS AGREEMENT FOR

$1.40 PER SHARE CASH GOING PRIVATE TRANSACTION

Tampa, FL — October 31, 2003 — JLM Industries, Inc. (Nasdaq: JLMI), a leading global marketer and distributor of performance chemicals and plastics, today announced that it entered into a definitive merger agreement on October 30, 2003, with an investor group led by John L. Macdonald, JLM’s founder and CEO, and Philip Sassower, one of JLM’s principal stockholders and a former JLM director. Under the terms of the agreement, JLM’s stockholders, other than Messrs. Macdonald and Sassower and the members of their investor group, will receive $1.40 per share cash for each share of JLM stock and JLM will become a privately held company controlled by the investor group.

At October 16, 2003 approximately 9,773,154 shares of JLM’s common stock were outstanding, of which approximately 5,264,154 shares (54%) were held by stockholders other than members of the investor group and approximately 4,509,000 shares (46%) were beneficially owned by members of the investor group headed by Messrs. Macdonald and Sassower. Thus, if the going private transaction is closed, JLM’s public stockholders will receive approximately $7,369,815 in cash for their shares. The agreement also provides that approximately 509,000 shares of JLM stock currently held by Mr. Macdonald will be acquired in the transaction for $1.40 cash per share (approximately $712,600).

As previously reported, on June 27, 2003, the investor group headed by Messrs. Macdonald and Sassower had delivered a going private proposal to the company substantially similar to the transaction agreed to in the merger agreement executed on October 30, 2003.

The transaction was reviewed by a special committee of the Company’s independent directors which concluded that the transaction is in the best interests of the non-affiliated stockholders and that in reaching their conclusions they received an opinion from their financial advisor, BB&T Capital Markets, that the transaction is fair to such shareholders from a financial point of view.

As part of the transaction, holders of outstanding options to purchase JLM stock with an exercise price of less than $1.40 per share will receive, in exchange for their JLM options, cash payments equal to the difference between the exercise price and $1.40 multiplied times the number of options owned.

The transaction is expected to close near the end of 2003 or early in 2004, and is subject to customary closing conditions, including approval by JLM’s stockholders. Under the terms of the agreement, the transaction must be approved both by (1) a majority of JLM’s outstanding shares and (2) a majority of the shares held by JLM’s public stockholders present in person or by proxy at the meeting (without considering any votes by Mr. Macdonald, Mr. Sassower, members of their investor group or their affiliates). It is anticipated that such approvals will be sought at a special meeting of JLM’s stockholders.

About JLM

JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics and is a manufacturer and merchant marketer of phenol and acetone. The Company believes it is one of the largest chemical distributors in North America. The Company’s affiliates are conveniently located around the world to serve its customers on a regional and global basis. Visit the Company’s web site at http://www.jlmi.com to learn more about its worldwide capabilities.

About the Investor Group

Mr. Macdonald, Mr. Sassower and their investor group will acquire JLM through several entities formed for the purpose of effecting the acquisition. At the closing of the merger, JLM will be wholly-owned by JLMI Holdings, LLC. All of the outstanding equity interests of JLMI Holdings, LLC will be owned by Mr. Macdonald and Phoenix JLMI Holdings LLC, a special purpose entity controlled and owned by Mr. Sassower and certain other investors. Mr. Macdonald founded JLM in April 1986, and has served as its President and Chief Executive Officer and as the Chairman of its board of directors throughout its history. Mr. Sassower has been the Chief Executive Officer of Phoenix Enterprises LLC, a company that assists in restructuring and providing long-term capital to business enterprises, since its formation in 1996. Mr. Sassower served as a director of JLM from 2001 until June 2003, when he resigned from the Board. He is also a significant shareholder of JLM.

Mr. Sassower said, “We believe that JLM will be able to be more profitable and compete more effectively as a privately held company. Management will be able to focus their full time and attention on the business of JLM without the distraction and costs associated with public company compliance, investor relations, and the pressures of a public company to achieve short-term results.’”

Forward-Looking Statements

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private

Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in the cost and availability of raw materials; the political and economic uncertainties associated with international operations; fluctuations of foreign currency exchange; and the ability to implement other features of the Company’s business strategy.